CERTIFICATION
First Union National Bank Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates
Series 2001-C3 (the "Trust")

I, Charles L. Culbreth, certify that:
1.
I have reviewed the annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of the Trust;
2.
Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;
3.
Based on my knowledge, the distribution or servicing information required to be provided to the paying agent by the servicer under the pooling and servicing agreement, for inclusion in these reports is included in these reports;
4.
Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the paying agent in accordance with the terms of the pooling and servicing agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and
5.
The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreement, that is included in these reports;

In giving the certifications above, I have reasonable relied on information provided to me by the following unaffiliated parties: Lennar Partners, Inc. and LaSalle Bank National Association.
Date: March 29, 2005
/s/ Charles L. Culbreth
Charles L. Culbreth, Managing Director
Wachovia Commercial Mortgage Securities, Inc.